Exhibit 2.1

Execution Version

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER is entered into as of October 6, 2022 (this “Amendment”), by and among Arogo Capital Acquisition Corp. (the “Purchaser”), Koo Dom Investment, LLC (the “Purchaser Representative”), EON Reality, Inc. (the “Company”) and EON Reality, Inc., in the capacity of Seller Representative (the “Seller Representative”). Capitalized terms used but not defined herein shall have the meanings given to them in the Merger Agreement (as defined below).

WHEREAS, the Purchaser, the Purchaser Representative, the Company, the Seller Representative and Arogo Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Purchaser (“Merger Sub”), entered into an Agreement and Plan of Merger, dated as of April 25, 2022 (the “Merger Agreement”);

WHEREAS, Section 10.9 of the Merger Agreement provides that the Merger Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Purchaser, the Company, the Purchaser Representative and the Seller Representative; and

WHEREAS, the Purchaser, the Company, the Purchaser Representative and the Seller Representative desire to amend the Merger Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto agree as follows:

1. Defined Terms. The definitions of the following terms contained within the Merger Agreement shall be modified as follows:

All uses of the defined term “Net Working Capital” throughout the Merger Agreement shall be deleted in their entirety each time it appears therein, including any ancillary or related language such as “or”, “and”, “in each case” and/or “respectively”, as applicable.

“Outside Date” means March 31, 2023.

2. Amendments to the Merger Agreement. The terms contained in the following sections of the Merger Agreement shall be stricken in their entirety and replaced with the following terms and provisions or otherwise modified as follows:

Section 1.5  Certificate of Incorporation and Bylaws. At the Effective Time, the Company Charter and Bylaws of the Company, each as in effect immediately prior to the Effective Time, shall automatically be amended and restated in their entirety in the form and substance as provided in Exhibit F (the “Restated Company Articles”), and such Restated Company Articles shall become the respective Articles of Incorporation and Bylaws of the Surviving Corporation.

Exhibit F attached to the Merger Agreement shall be deleted in its entirety and replaced with Exhibit F attached hereto.

Section 1.7 Merger Consideration. As consideration for the Merger, the existing Company Security Holders as of the Effective Time collectively shall be entitled to receive from the Purchaser, in the aggregate, a number of shares of Purchaser Securities with an aggregate value equal to (the “Merger Consideration”) (a) Five Hundred and Fifty Million U.S. Dollars ($550,000,000) minus (b) the amount of Closing Net Indebtedness (the total portion of the Merger Consideration amount payable to all Company Stockholders in accordance with this Agreement is also referred to herein as the “Stockholder Merger Consideration”), and after the Closing is subject to adjustment in accordance with Section 1.15. Additionally, Purchaser shall make available to the Surviving Corporation (x) up to One Hundred Five Million Fifty-Two Thousand Five Hundred U.S. Dollars ($105,052,500) for working capital use and general corporate purposes (the “Primary Capital”) and (y) the proceeds from the PIPE Investment, any other alternative PIPE Investment and any other Private Placements, subject to the Closing conditions.

Section 1.8  Conversion of Company Stock. At the Effective Time, without any action on the part of Purchaser, Merger Sub, the Purchaser Representative, the Seller Representative, the Company or the Company Stockholders, each issued share of Company Stock as defined herein, outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 1.12 or Dissenting Shares) shall, subject to the terms and conditions of this Agreement, be automatically converted (the “Conversion”) into the right to receive a number of shares of Purchaser Common Stock equal to: (i) for the Company Common Stock and the Series A Convertible Preferred Stock, (A) the Per Share Consideration divided by (B) $10.00, and (ii) for the Series B/C Preferred Stock, (A) the product of the Per Share Consideration and the number of shares of Company Common Stock issuable upon conversion of such Series B/C Preferred Stock immediately prior to the Effective Time divided by (B) $10.00, on the Closing Date

Section 1.12  Surrender of Company Securities and Disbursements of Merger Consideration.

(a) Prior to the Effective Time, the Purchaser shall appoint its transfer agent, Continental Stock Transfer & Trust Company, or another agent reasonably acceptable to the Company (the “Exchange Agent”), for the purpose of disbursing the Stockholder Merger Consideration. At or prior to the Effective Time, the Purchaser shall deposit, or cause to be deposited, with the Exchange Agent the estimated Stockholder Merger Consideration set forth in the Estimated Closing Statement. At or prior to the Effective Time, the Purchaser shall send, or shall cause the Exchange Agent to send, to each Company Stockholder, a letter of transmittal for use in such exchange, in the form attached hereto as Exhibit G (a “Letter of Transmittal”) (which shall specify that the delivery of Company Stock in respect of the Stockholder Merger Consideration shall be effected, and risk of loss and title shall pass, only upon proper delivery of a properly completed and duly executed Letter of Transmittal and Company Certificates, if any (or a Lost Certificate Affidavit)), to the Exchange Agent for use in such exchange.

All references to Section 5.22 set forth in Section 1.12(b) of the Merger Agreement shall be changed to reference Section 5.21.

Section 1.14  Closing Calculations. At least three (3) Business Days prior to the Closing Date, the Company shall deliver to the Purchaser a statement certified by the Company’s chief executive officer (the “Estimated Closing Statement”) setting forth a good faith calculation of the Company’s estimate of the Closing Net Indebtedness as of the Reference Time, and the resulting estimated Stockholder Merger Consideration based on such estimates, in reasonable detail including for each component thereof, along with the amount owed to each creditor of the Target Companies, and bank statements and other evidence reasonably necessary to confirm such calculations. Promptly upon delivering the Estimated Closing Statement to the Purchaser, if requested by the Purchaser, the Company will meet with the Purchaser to review and discuss the Estimated Closing Statement and the Company will consider in good faith the Purchaser’s comments to the Estimated Closing Statement and make any appropriate adjustments to the Estimated Closing Statement prior to the Closing, which adjusted Estimated Closing Statement, as mutually approved by the Company and the Purchaser both acting reasonably and in good faith, shall thereafter become the Estimated Closing Statement for all purposes of this Agreement. The Estimated Closing Statement and the determinations contained therein shall be prepared in accordance with the Accounting Principles and otherwise in accordance with this Agreement

Section 1.15  Merger Consideration Adjustment.

(a) Within ninety (90) days after the Closing Date, Purchaser’s Chief Financial Officer (the “CFO”) shall deliver to the Purchaser Representative and the Seller Representative a statement (the “Closing Statement”) setting forth (i) a consolidated balance sheet of the Target Companies as of the Reference Time and (ii) a good faith calculation of the Closing Net Indebtedness as of the Reference Time, and the resulting Merger Consideration using the formula in Section 1.7 and in reasonable detail including for each component thereof, along with the amount owed to each creditor of the Surviving Company, and bank statements and other evidence reasonably necessary to confirm such calculations. The Closing Statement shall be prepared, and the Closing Net Indebtedness and the resulting Merger Consideration and shares shall be determined in accordance with the Accounting Principles and otherwise in accordance with this Agreement.

(b) After delivery of the Closing Statement, each of the Seller Representative and the Purchaser Representative, and their respective Representatives on their behalf, shall be permitted reasonable access (with the right to make copies and including by electronic delivery of documents) to the books, records, working papers, files, facilities and personnel of the Target Companies relating to the preparation of the Closing Statement. The Seller Representative and the Purchaser Representative, and their respective Representatives on their behalf, may make inquiries of the CFO and related Purchaser and Target Company personnel and advisors regarding questions concerning or disagreements with the Closing Statement arising in the course of their review thereof, and Purchaser and the Company shall provide reasonable cooperation in connection therewith. If either the Seller Representative or the Purchaser Representative (each, a “Representative Party”) has any objections to the Closing Statement, such Representative Party shall deliver to the CFO and the other Representative Party a statement setting forth its objections thereto (in reasonable detail) (an “Objection Statement”). If an Objection Statement is not delivered by a Representative Party within thirty (30) days following the date of delivery of the Closing Statement, then such Representative Party will have waived its right to contest the Closing Statement, all determinations and calculations set forth therein, and the resulting Merger Consideration set forth therein. If an Objection Statement is delivered within such thirty (30) day period, then the Seller Representative and the Purchaser Representative shall negotiate in good faith to resolve any such objections for a period of twenty (20) days thereafter. If the Seller Representative and the Purchaser Representative do not reach a final resolution within such twenty (20) day period, then upon the written request of either Representative Party (the date of receipt of such notice by the other Party, the “Independent Expert Notice Date”), the Representative Parties will refer the dispute to the Independent Expert for final resolution of the dispute in accordance with Section 1.15(c). For purposes hereof, the “Independent Expert” shall mean a mutually acceptable independent (i.e., no prior material business relationship with any Party for the prior two (2) years) accounting firm appointed by the Purchaser Representative and the Seller Representative, which appointment will be made no later than ten (10) days after the Independent Expert Notice Date; provided, that if the Independent Expert does not accept its appointment or if the Purchaser Representative and the Seller Representative cannot agree on the Independent Expert, in either case within twenty (20) days after the Independent Expert Notice Date, either Representative Party may require, by written notice to the other Representative Party, that the Independent Expert be selected by the Washington, D.C. Regional Office of the AAA in accordance with the AAA’s procedures. The Parties agree that the Independent Expert will be deemed to be independent even though a Party or its Affiliates may, in the future, designate the Independent Expert to resolve disputes of the types described in this Section 1.15. The Parties acknowledge that any information provided pursuant to this Section 1.15 will be subject to the confidentiality obligations of Section 5.15.

(c) If a dispute with respect to the Closing Statement is submitted in accordance with this Section 1.15 to the Independent Expert for final resolution, the Parties will follow the procedures set forth in this Section 1.15(c). Each of the Seller Representative and the Purchaser Representative agrees to execute, if requested by the Independent Expert, a reasonable engagement letter with respect to the determination to be made by the Independent Expert. All fees and expenses of the Independent Expert will be borne by the Purchaser. Except as provided in the preceding sentence, all other costs and expenses incurred by the Seller Representative in connection with resolving any dispute hereunder before the Independent Expert will be borne by the Company Stockholders, and all other costs and expenses incurred by the Purchaser Representative in connection with resolving any dispute hereunder before the Independent Expert will be borne by the Purchaser. The Independent Expert will determine only those issues still in dispute as of the Independent Expert Notice Date and the Independent Expert’s determination will be based solely upon and consistent with the terms and conditions of this Agreement. The determination by the Independent Expert will be based solely on presentations with respect to such disputed items by the Purchaser Representative and the Seller Representative to the Independent Expert and not on the Independent Expert’s independent review; provided, that such presentations will be deemed to include any work papers, records, accounts or similar materials delivered to the Independent Expert by a Representative Party in connection with such presentations and any materials delivered to the Independent Expert in response to requests by the Independent Expert. Each of the Seller Representative and the Purchaser Representative will use their reasonable efforts to make their respective presentations as promptly as practicable following submission to the Independent Expert of the disputed items, and each such Representative Party will be entitled, as part of its presentation, to respond to the presentation of the other Representative Party and any questions and requests of the Independent Expert. In deciding any matter, the Independent Expert will be bound by the provisions of this Agreement, including this Section 1.15. It is the intent of the Parties hereto that the activities of the Independent Expert in connection herewith are not (and should not be considered to be or treated as) an arbitration proceeding or similar arbitral process and that no formal arbitration rules should be followed (including rules with respect to procedures and discovery). The Seller Representative and the Purchaser Representative will request that the Independent Expert’s determination be made within forty-five (45) days after its engagement, or as soon thereafter as possible, will be set forth in a written statement delivered to the Purchaser Representative and the Seller Representative and will be final, conclusive, non-appealable and binding for all purposes hereunder (other than for fraud or manifest error).

(d) For purposes hereof, the term “Adjustment Amount” shall mean (x) the Merger Consideration as finally determined in accordance with this Section 1.15, less (y) the estimated Merger Consideration that was issued at the Closing (including to the Escrow Account), pursuant to the Estimated Closing Statement.

(i) If the Adjustment Amount is a positive number, then (A) the Seller Representative and the Purchaser Representative shall, within ten (10) Business Days after such final determination of the Merger Consideration, provide joint written instructions to the Escrow Agent to distribute to the Company Stockholders the total number of Escrow Shares held in the Escrow Account, with each Company Stockholder receiving its Pro Rata Share of such additional shares of Purchaser Common Stock and (B) Purchaser shall, within ten (10) Business Days after such final determination of the Merger Consideration, issue to the Company Stockholders an additional number of shares of Purchaser Common Stock equal to (x) the Adjustment Amount divided by (y) $10.00, with each Company Stockholder receiving its Pro Rata Share of such additional shares of Purchaser Common Stock, up to a maximum number of shares of Purchaser Common Stock not to exceed an aggregate value of $550,000,000 (with each share of Purchaser Common Stock valued at $10.00 for such purposes). Such additional shares of Purchaser Common Stock shall be considered additional Merger Consideration under this Agreement and, with respect to Significant Company Holders, “Restricted Securities” under the Lock-Up Agreements. For the avoidance of doubt and notwithstanding anything to the contrary in this Article I, the maximum number of shares of Purchaser Common Stock issued by Purchaser to the Company Stockholders under this Agreement shall not exceed an aggregate value of $550,000,000 (with each share of Purchaser Common Stock and Escrow Share valued at $10.00 for such purposes). For this Section 1.15(d)(i)(A) and (B), any Pro Rata Share due to each holder of the Company’s Series B Convertible Preferred Stock and Series C Convertible Preferred Stock shall be treated pursuant to Section 1.12(b) with 50% being held by the Exchange Agent and added to the Reserved Shares.

(ii) If the Adjustment Amount is a negative number, then the Seller Representative and the Purchaser Representative shall, within ten (10) Business Days after such final determination, provide joint written instructions to the Escrow Agent to distribute to Purchaser a number of Escrow Shares (and, after distribution of all Escrow Shares, other Escrow Property) with a value equal to the absolute value of the Adjustment Amount (with each Escrow Share valued at $10.00). Purchaser will promptly cancel any Escrow Shares distributed to it by the Escrow Agent promptly after its receipt thereof. The Escrow Account shall be the sole source of recovery for any payments by the Company Stockholders under this Section 1.15(d), and the Company Stockholders shall not be required under this Section 1.15(d) to pay any amounts in excess of the Escrow Property in the Escrow Account at such time.

(iii) With respect to any Escrow Property remaining in the Escrow Account that is not addressed by a joint written instruction pursuant to Section 1.15(d)(i) or Section 1.15(d)(ii) within ten (10) Business Days after such final determination (such Escrow Property, the “Undistributed Escrow Property”), Purchaser Representative and the Seller Representative shall provide a joint written instruction to the Escrow Agent to issue to the Company Stockholders the number of Escrow Shares equal to the value of the Escrow Property in the Escrow Account, with each Company Stockholder receiving its Pro Rata Share of such additional shares of Purchaser Common Stock, up to a maximum number of shares of Purchaser Common Stock equal to the value of the Escrow Property in the Escrow Account at such time (with each share of Purchaser Common Stock and Escrow Share valued at $10.00 for such purposes). For this Section 1.15(d)(iii), any Pro Rata Share due to each holder of the Company’s Series B Convertible Preferred Stock and Series C Convertible Preferred Stock shall be treated pursuant to Section 1.12(b) with 50% being held by the Exchange Agent and added to the Reserved Shares.

(iv) This Section 1.15(d) and the final determination of the Merger Consideration shall be the sole and exclusive remedies of the parties hereto with respect to the matters addressed in this Section 1.15.

(v) To the maximum extent permitted by applicable Law, any payment made under this Section 1.15 shall be treated for all Tax purposes as an adjustment to the Merger Consideration

Section 1.18  Escrow. At or prior to the Closing, the Purchaser Representative, the Seller Representative and Continental Stock Transfer & Trust Company (or such other escrow agent mutually acceptable to the Purchaser and the Company), as escrow agent (the “Escrow Agent”), shall enter into an Escrow Agreement, effective as of the Effective Time, in form and substance reasonably satisfactory to the Purchaser and the Company (the “Escrow Agreement”), pursuant to which the Purchaser shall issue to the Escrow Agent a number of shares of Purchaser Common Stock (with each share valued at $10.00) equal to three percent (3%) of the estimated Stockholder Merger Consideration as set forth in the Estimated Closing Statement (the “Escrow Amount”) (together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, the “Escrow Shares”) to be held, along with any other dividends, distributions or other income on the Escrow Shares (together with the Escrow Shares, the “Escrow Property”), in a segregated escrow account (the “Escrow Account”) and disbursed therefrom in accordance with the terms of Section 1.15 and the Escrow Agreement. The Escrow Property shall be allocated among and transferred to the Company Stockholders pro rata based on their respective Pro Rata Share; provided that any Pro Rata Share due to each holder of the Company’s Series B Convertible Preferred Stock and Series C Convertible Preferred Stock shall be treated pursuant to Section 1.12(b) with 50% being held by the Exchange Agent and added to the Reserved Shares. The Escrow Property shall serve as the sole source of payment for the obligations of the Company Stockholders under Section 1.15. Unless otherwise required by Law, all distributions made from the Escrow Account shall be treated by the Parties as an adjustment to the number of shares of Stockholder Merger Consideration received by the Company Stockholders pursuant to Article I hereof.

Section 5.2(b)(xxv). cause a WARN-type event, in whole or in part, ninety (90) days before the Closing.

Section 5.3(b)(xxi). cause a WARN-type event, in whole or in part, ninety (90) days before the Closing.

Section 7.1(l). WARN Event. None of the Purchaser, the Purchaser Representative, the Merger Sub, the Company, the Surviving Company or the Seller Representative will cause a WARN-type event, in whole or in part, ninety (90) days before the Closing.

Section 7.2(d)(vi). [Intentionally Omitted].

Section 7.3(e)(xii). PCAOB Audited Financials. The Company shall have delivered true and complete copies of the Audited Company Financials not later than October 6, 2022.

All references to “June 30, 2022” in Sections 5.4, 7.3(e)(xii) and 8.1(i) of the Merger Agreement shall be deleted and replaced with “October 6, 2022”.

3. No Other Amendments; Conflicts. Unless expressly amended by this Amendment, the terms and provisions of the Merger Agreement shall remain in full force and effect. Wherever the terms and conditions of this Amendment and the terms and conditions of the Merger Agreement are in conflict, the terms of this Amendment shall be deemed to supersede the conflicting terms of the Merger Agreement.

4. Titles and Subtitles. The titles of the sections and subsections of this Amendment are for convenience and reference only and are not to be considered in construing this Amendment.

5. Governing Law. This Amendment shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware without regard to the choice of law principles thereof.

6. Counterparts. This Amendment may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original and all such counterparts shall together constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Amendment as of the date first written above.

The Purchaser:

AROGO CAPITAL ACQUISITION CORP.

By:	/s/ Suradech Taweesaengsakulthai
Name:	Suradech Taweesaengsakulthai
Title:	Chief Executive Officer

Purchaser Representative:

KOO DOM INVESTMENTS, LLC

By:	/s/Panthong Nowa
Name:	Panthong Nowa
Title:	Cho Thavee PCL Member

The Company:

EON REALITY, INC.

By:	/s/ Dan Lejerskar
Name:	Dan Lejerskar
Title:	Chairman and Founder

The Seller Representative:

EON REALITY, INC.

By:	/s/ Dan Lejerskar
Name:	Dan Lejerskar
Title:	Chairman and Founder

[Signature Page to First Amendment to Agreement and Plan of Merger]

Exhibit F

Restated Company Articles

CERTIFICATE OF AMENDED AND RESTATED
ARTICLES OF INCORPORATION

The undersigned certify that:

1.	They are the President and Secretary, respectively, of EON Reality, Inc., a California corporation (the “Corporation”).

2.	The Articles of Incorporation of the Corporation are amended and restated to read as follows:

AMENDED AND RESTATED
ARTICLES OF INCORPORATION

OF

EON Reality, Inc.

Article 1: Corporate Name

The name of the Corporation is EON Reality, Inc.

Article 2: Corporate Purpose

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code (the “Corporations Code”).

Article 3: Service of Process

The name and address of the initial agent for service of process of the Corporation is Mats Johansson, 18 Technology Dr., Irvine, CA 92618.

Article 4: Corporate Address

The initial street address of the Corporation is 18 Technology Dr., Irvine, CA 92618.

Article 5: Authorized Shares

The Corporation is authorized to issue only one class of common shares. The total number of common shares the Corporation is authorized to issue is 1,000 shares with a par value of $0.0001 per share (the “Common Stock”).

Voting.

Except as otherwise required by law or these Articles: (i) the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation; (ii) the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the shareholders on which the holders of the Common Stock are entitled to vote; and (iii) at any annual or special meeting of the shareholders of the Corporation, holders Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the shareholders.

Dividends.

Subject to applicable law, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

Liquidation, Dissolution or Winding Up of the Corporation.

Subject to applicable law in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its shareholders, ratably in proportion to the number of shares of Common Stock held by them.

Rights and Options.

The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the board. The board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

Article 6: Directors

Board Powers.

The business and affairs of the Corporation shall be managed by, or under the direction of, the board. In addition to the powers and authority expressly conferred upon the board by statute, these Articles or the By-Laws of the Corporation (“By-Laws”), the board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the Corporations Code, these Articles, and any By-Laws adopted by the shareholders; provided, however, that no By-Laws hereafter adopted by the shareholders shall invalidate any prior act of the board that would have been valid if such By-Laws had not been adopted.

Number, Election and Term.

The number of directors of the Corporation, shall be fixed from time to time exclusively by the board pursuant to a resolution adopted by a majority of the board.

The authorized number of directors may be changed only by approval of the outstanding shares; provided, however, that a reduction of a fixed number or the minimum number of directors to a number less than five cannot be adopted if the votes cast against its adoption at a meeting or the shares not consenting in the case of action by written consent are equal to more than 16 2/3 percent of the outstanding shares entitled to vote. The election of directors shall be determined by a plurality of the votes cast by the shareholders present in person or represented by proxy at the meeting and entitled to vote thereon.

A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Unless and except to the extent that the By-Laws shall so require, the election of directors need not be by written ballot unless a shareholder demands election by ballot at the meeting and before the voting begins or unless the By-laws so require.

Newly Created Directorships and Vacancies.

Newly created directorships resulting from an increase in the number of directors and any vacancies on the board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by shareholders), and any director so chosen shall hold office for the remainder of the full term or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Removal.

Except as otherwise required by these Articles, any or all of the directors may be removed from office at any time, with or without cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. If less than the entire board of directors is removed, no director may be removed by the shareholders if the votes cast against removal would be sufficient to elect the director if cumulatively voted at an election of all of the directors (as of the date of the director's most recent election) at which the same total number of votes were cast.

Article 7: Bylaws

Subject to the rights of shareholders under, and any limitations imposed by, the Corporations Code, in furtherance and not in limitation of the powers conferred upon it by law, the board shall have the power and is expressly authorized to adopt, amend, alter or repeal the By-Laws. The affirmative vote of a majority of the board shall be required to adopt, amend, alter or repeal the By-Laws. The By-Laws also may be adopted, amended, altered or repealed by the shareholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by these Articles, the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the shareholders to adopt, amend, alter or repeal the By-Laws; and provided further, however, that no By-Laws hereafter adopted by the shareholders shall invalidate any prior act of the board that would have been valid if such By-Laws had not been adopted.

Article 8: Meetings of the Shareholders; Action by Written Consent

Meetings.

Subject to the requirements of applicable law, special meetings of shareholders of the Corporation may be called only by the Chief Executive Officer of the Corporation,  board of directors, the chair of the board, the president, or shareholders entitled to cast at least 10% of the votes at the meeting. Except as provided in the foregoing sentence, special meetings of shareholders may not be called by another person or persons.

Advance Notice.

Advance notice of shareholder nominations for the election of directors and of business to be brought by shareholders before any meeting of the shareholders of the Corporation shall be given in the manner provided in the By-Laws.

Article 9: Limited Liability; Indemnification

Limitation of Director Liability.

A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Corporations Code as the same exists or may hereafter be amended and/or they: (i) violated their duty of loyalty to the Corporation or its shareholders; (ii) acted in bad faith, acted in a way that was contrary to the Corporation's or shareholders' best interests; (iii) knowingly or intentionally violated the law; (iv) authorized improper loans, guaranties, distributions, unlawful stock purchases or unlawful redemptions; (v) acted in a way that showed a reckless disregard for the their duties to the Corporation or shareholders where in the ordinary course of their duties, they knew or should have known of a risk of serious injury to the Corporation or shareholders; (vi) acted in a way that represented an unexcused pattern of inattention amounting to an abdication of their duty to the Corporation or shareholders; (vii) failed to disclose their material financial interest in a corporate transaction; or (viii) derived improper personal benefit from their actions as directors. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she: (i) is or was a director, officer, employee, or other agent of the Corporation; (ii) is or was serving at the Corporation's request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise; or (iii) was a director, officer, employee, or agent of a corporation which was a predecessor corporation of the Corporation or of another enterprise at the request of such predecessor corporation (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Article 9 or otherwise. The rights to indemnification and advancement of expenses conferred by this Article 9 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Article 9, except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Article 9 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, these Articles, the By-Laws, an agreement, vote of shareholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Article 9 by the shareholders of the Corporation or by changes in law, or the adoption of any other provision of these Articles inconsistent with this Article 9, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Article 9 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

Article 10: Amendment of Certificate of Incorporation

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in these Articles, and other provisions authorized by the laws of the State of California at the time in force that may be added or inserted, in the manner now or hereafter prescribed by these Articles and the Corporations Code; and, except as set forth in Article 9, all rights, preferences and privileges of whatever nature herein conferred upon shareholders, directors or any other persons by and pursuant to these Articles in its present form or as hereafter amended are granted.

3.	The foregoing amendment and restatement of the Articles of Incorporation of EON Reality, Inc. has been duly approved by the board of Directors of the Corporation.

4.	The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the California Corporations Code. The total number of outstanding shares of the Corporation is 1,000. The number of shares voting in favor of the amendment and restatement equaled or exceeded the required vote. The percentage vote was more than 50%.

[signature page follows]

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in these Articles are true and correct of our own knowledge.

DATE: September ___, 2022

Mats Johansson, President

Mats Johansson, Secretary

[Exhibit F]